EXHIBIT 10.1

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (the “Fourth Amendment”) is entered into as of November 9, 2015 by and among EAST WEST BANK (“Bank”) and EVOLVING SYSTEMS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 22, 2012, Amendment to Loan and Security Agreement dated October 22, 2014, Second Amendment to Loan and Security Agreement dated April 8, 2015 and Third Amendment to Loan and Security Agreement dated September 28, 2015 (collectively “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Fourth Amendment.

NOW, THEREFORE, the parties agree as follows:

Section 6.8 of the Agreement entitled “Financial Covenants” is amended by restating subpart (c) in its entirety as follows:

“(c)         Total Liabilities to Tangible Net Worth.  A ratio of Total Liabilities to Tangible Net Worth of not more than (i) 3.75 to 1.00 ending September 30, 2015; (ii) 3.50 to 1.00 ending December 31, 2015; (iii) 3.25 to 1.00 March 31, 2016; and (iv) 3.00 to 1.00 thereafter, measured on a quarterly basis.

For the purpose of this covenant, the following terms shall have the following respective meanings:

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, total stockholder’s equity of Borrower and its Subsidiary  as determined in accordance with GAAP, plus or minus the adjustment necessary to offset any cumulative non cash foreign exchange gain or loss posted to Borrower’s “Other Comprehensive Income” account after 6/30/15 (balance of which was ($4,467,997.23) as of 6/30/15), minus goodwill as of 9/30/15 of $16,603,791 (maximum value, no future changes related to foreign exchange) and minus other intangible assets, plus up to $10 million related to the acquisition of Six Sense Media.  Additionally, up to $250,000 in aggregate non recurring expense incurred during the period of measurement may be excluded.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event, to the extent not already included, all Indebtedness excluding any non-cash liabilities related to intangible assets (such as deferred taxes associated with goodwill or other intangible assets).”

The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  The execution, delivery, and performance of this Fourth Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Each Borrower ratifies and reaffirms the continuing effectiveness of all other instruments, documents and agreements entered into in connection with the Agreement.

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Fourth Amendment, and that no Event of Default has occurred and is continuing.

Unless otherwise defined, all initially capitalized terms in this Fourth Amendment shall be as defined in the Agreement.  This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as of the date set forth above.

EVOLVING SYSTEMS, INC.

By:	/s/ DANIEL J. MOORHEAD
Title:	VICE PRESIDENT FINANCE

EAST WEST BANK

By:	/s/ NADER MAGHSOUDNIA
Title:	DIRECTOR